Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Guaranty Federal Bancshares, Inc.
Springfield, Missouri

We consent to the incorporation by reference in this Amendment No. 1 on Form S-3 in this registration statement of our report dated March 30, 2009, on our audits of the consolidated financial statements included in the Annual Report on Form 10-K of Guaranty Federal Bancshares, Inc. as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006.  We also consent to the references to our firm in this Amendment No. 1 on  Form S-3 under the caption “Experts.”

/s/BKD, LLP

Springfield, Missouri
June 26, 2009